Exhibit 99

News

Media Contact:    Todd Terrell
                  (404) 506-7676
                  media@southernco.com
                  www.southerncompany.com

                                                                  Feb. 19, 2001


            Southern Company board outlines plans for Mirant spinoff

ATLANTA - The Southern Company (NYSE:SO) board of directors today approved the spinoff of Mirant Corporation (NYSE:MIR), formerly Southern Energy.

The spinoff - in the form of a special dividend - will distribute 272 million shares, or 80.3 percent, of Mirant to Southern Company shareholders of record. Contingent upon timely receipt of a supplemental ruling from the Internal Revenue Service, the distribution will be made on April 2, 2001, to Southern Company shareholders of record as of 5 p.m. eastern time on March 21, 2001.

"This is the final step in unlocking the value we created in building a fast-growing North American and worldwide energy business," said Southern Company Chairman and Chief Executive Officer Bill Dahlberg. "With the planned spinoff, we're delivering that value to our shareholders. We're also creating two great companies from one. I believe each has an outstanding future."

Based on the number of shares of Southern Company common stock currently outstanding, shareholders as of the record date will receive nearly .4 shares of Mirant for every share of Southern Company common stock they own. The actual distribution ratio will be determined on the record date by dividing the number of Mirant shares to be distributed by the number of shares of Southern Company common stock outstanding.

Southern Company shareholders as of the record date will receive whole shares of Mirant and cash payments for fractional shares. The cash payments will be taxable. Shareholders will also receive a statement containing information about the spinoff and distribution of shares, as well as about trading in Southern Company and Mirant common stock.



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Mirant sold 66.7 million shares - or 19.7 percent - in an initial public offering in September 2000. The offering, along with a concurrent securities offering, netted Mirant $1.8 billion. Southern Company has held the remaining
80.3 percent of Mirant with the announced intent of spinning it off to shareholders.

Following the spinoff, Southern Company's strategy will focus on growth in three major areas: its traditional retail business in the Southeast, competitive wholesale generation in the eight-state "Super Southeast" and energy-related products and services.

"Our strategy going forward allows us to take our strengths as a company and match them with the considerable growth opportunities we see in the Southeast - the region we know best," said Dahlberg.

Mirant is a global independent power producer and a leading energy marketing and risk-management company with extensive operations in North America, Europe and Asia. Mirant owns more than 20,000 megawatts of electric generating capacity around the world, including about 14,000 megawatts in the United States, with another 9,000 megawatts under advanced development.

After the spinoff of Mirant, Southern Company will operate more than 30,000 megawatts of electric generating capacity in the Southeast. It continues as one of the largest producers of electricity in the United States. Southern Company subsidiaries serve more than 3.8 million retail customers and millions more through the wholesale market. Based in Atlanta, Southern Company is the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric.

Forward-looking Statements Note: Certain information contained in this release is forward-looking information based on current expectations and plans that involve risk and uncertainties. Forward-looking information includes, among other things, statements concerning the distribution of Mirant Corporation shares and the timing and results of that distribution, the strategic goals for Southern Company and the potential for growth in the Southeast region. Southern Company cautions that there are factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such indicated results will be realized.

The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended, December 31, 1999, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing such law and regulations, current and future litigation, including the EPA civil action against Alabama Power, Georgia

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Power and potentially other subsidiaries of Southern Company and the diversity litigation against certain subsidiaries of Southern Company; the effects of increased competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates and customer demand; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or it subsidiaries; the effects of, and changes in, economic conditions in the areas in which Southern Company's subsidiaries operate; financial market conditions and the results of financing efforts; the timing and acceptance of Southern Company's new product and service offerings; the ability of Southern Company to obtain additional generating capacity at competitive prices; weather and other natural phenomena; developments in the California power markets affecting Mirant and certain of its subsidiaries, including, but not limited to, governmental intervention, deterioration in the financial condition of counterparties, default of receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Power Exchange Corporation or the California Independent System Operator Corporation; and the ability of Southern Company to obtain the supplemental ruling from the Internal Revenue Service.

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